LIMITED POWER OF ATTORNEY

I, Robert K. deVeer, Jr., authorize and appoint Stephen T. Wills and Stephen A. Slusher, employees of Palatin Technologies, Inc., a Delaware corporation (“Palatin”), and each of them with the power to act individually without the other, as my attorney-in-fact to prepare, execute and file for me and on my behalf with the United States Securities and Exchange Commission and any national securities exchanges any Form 3, Form 4 or Form 5, and amendments to those forms, as may be required by the Securities Exchange Act of 1934 (the Exchange Act) and the regulations promulgated under the Exchange Act, and by the rules of any national securities exchanges, with respect to my ownership of securities issued by Palatin or any subsidiary of Palatin.

Unless and until I revoke it in writing delivered to each attorney-in-fact, this Limited Power of Attorney will remain in effect for as long as I am obligated to file ownership reports under the Exchange Act or the rules of any national securities exchanges with respect to securities issued by Palatin or any subsidiary of Palatin.

I acknowledge that neither my attorney-in-fact nor Palatin is assuming any of my responsibilities to comply with the Exchange Act.

IN WITNESS WHEREOF, I have executed this Limited Power of Attorney on June 22, 2011.

s/  Robert K. deVeer, Jr.
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Robert K. deVeer, Jr.